Exhibit 99.1

January 22, 2019 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter and Year Ended December 31, 2018

NORTH LIBERTY, IOWA - January 22, 2019 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2018.

Three months ended December 31, 2018:
•Net Income of $22.4 million, Earnings per Share of $0.27 and Operating Revenue of $147.0 million.
•Operating Income of $29.6 million, a year over year increase of $19.7 million.
•Operating Ratio of 79.9% and 76.7% Non-GAAP Adjusted Operating Ratio(1), our fourth quarter of sequential improvement and a 1,410 basis point improvement to the prior year period.
•Cash balance of $161.4 million, an $86.1 million increase compared to December 31, 2017.
•Debt-Free Balance Sheet.

Twelve months ended December 31, 2018:
•Net Income of $72.7 million, Earnings per Share of $0.88 and Operating Revenue of $610.8 million.
•Operating Income of $89.8 million, a year over year increase of $26.2 million.
•Operating Ratio of 85.3% and 82.9% Non-GAAP Adjusted Operating Ratio(1), a 420 basis point improvement as compared to the prior year period.
•Our forty-first consecutive year with an operating ratio of less than 90.0%.
•Total Stockholders' Equity of $616.0 million and Total Assets of $806.2 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the operating results and ongoing initiatives of the Company, "We are excited about our fourth quarter and full year results for 2018. Our results reflect continued and significant financial improvement each quarter throughout 2018. Our operating ratio improved from the first quarter of 2018 at 91.7% to 85.8%, 83.4%, and 79.9%, respectively, through the fourth quarter of 2018. Our net income grew sequentially from the first quarter of 2018 at $13.4 million to $17.8 million, $19.1 million, and $22.4 million, sequentially through the fourth quarter of 2018. As expected, our cash balance followed this same trend from $105.0 million in the first quarter of 2018 to $106.4 million, $120.0 million, and $161.4 million at the end of each quarter of 2018. During these same periods we maintained our discipline by carrying no debt on our balance sheet, right-sized our fleet, controlled costs, and focused on freight rate improvements to help our bottom line. Further, I am proud of our efforts to refresh our fleet of tractors and trailers as well as several of our terminal locations throughout 2018. We continue to offer the newest fleet of tractors and trailers in the industry along with updated terminal facilities that offer services and comforts of home for our professional drivers. We continue to operate our company focused on our bottom line results - past, present, and future. I am pleased with our drivers, our team that supports our drivers, and our financial results for 2018. We believe we are properly positioned to navigate the exciting road ahead."

Financial Results

Heartland Express ended the fourth quarter of 2018 with net income of $22.4 million, compared to $38.6 million in the fourth quarter of 2017, which included a $32.8 million deferred income tax benefit resulting from the federal Tax Cuts and Jobs Act of 2017, or a $16.6 million increase excluding the tax benefit in 2017. Basic earnings per share were $0.27 during the quarter compared to $0.46 earnings per share in the fourth quarter of 2017, a $0.20 earnings per share increase excluding the noted tax benefit in 2017.

Operating revenues were $147.0 million, compared to $165.7 million in the fourth quarter of 2017. Operating revenues for the quarter included fuel surcharge revenues of $19.9 million compared to $21.8 million in the same period of 2017, a $1.8 million decrease. Operating income for the three-month period ended December 31, 2018 increased $19.7 million as compared to the same period in 2017. The Company posted an operating ratio of 79.9%, an adjusted operating ratio(1) of 76.7%, and a 15.3% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2018 compared to 94.0%, 93.1% and 23.3%, respectively in the fourth quarter of 2017.

For the twelve month period ended December 31, 2018 the Company recorded net income of $72.7 million, compared to $75.2 million in the same period of 2017, which included a $32.8 million deferred income tax benefit resulting from the federal Tax Cuts and Jobs Act of 2017, or a $30.3 million increase excluding the tax benefit in 2017. Basic earnings per share were $0.88 compared to $0.90 earnings per share in the same period of 2017, a $0.37 earnings per share increase excluding the noted tax benefit in 2017. Operating revenues were $610.8 million, compared to $607.3 million in the same period of 2017. Operating revenues included fuel surcharge revenues of $85.3 million compared to $72.5 million in the same period of 2017, a $12.8 million increase. Operating income for the twelve-month period increased $26.2 million. The Company posted an operating ratio of 85.3%, an adjusted operating ratio(1) of 82.9% and a 11.9% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2018 compared to 89.5%, 88.1% and 12.4%, respectively in 2017.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2018, the Company had $161.4 million in cash balances and no borrowings under the Company's unsecured line of credit. Following the first amendment to our existing line of credit on August 31, 2018, the Company's borrowing base was $100 million. The Company had $89.3 million in available borrowing capacity on the line of credit at December 31, 2018 after consideration of $10.7 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $806.2 million and stockholders' equity of $616.0 million.

Net cash flows from operations for the twelve month period ended December 31, 2018 were $146.5 million, 24.0% of operating revenues. The primary use of cash during the twelve month period ended December 31, 2018 was $38.5 million for net property and equipment transactions, $25.1 million for the repurchase of our common stock, and $6.6 million for dividends. The average age of the Company's tractor fleet was 1.3 years as of December 31, 2018 compared to 1.8 years at December 31, 2017. The average age of the Company's trailer fleet was 3.5 years at December 31, 2018 compared to 5.1 years at December 31, 2017. The Company currently estimates a total of approximately $80 to $100 million in net capital expenditures for revenue equipment and our terminal network infrastructure and related improvements during 2019. The Company ended the past twelve months with a return on total assets of 9.0% and a 12.2% return on equity.

The Company continued its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.02 per share were declared and paid during each quarter of 2018. The Company has now paid cumulative cash dividends of $477.3 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-two consecutive quarters. During 2018, we repurchased 1.4 million shares for $25.1 million as compared to 2017 where no shares were repurchased. The Company has repurchased 6.1 million shares of common stock for approximately $113.8 million over the past five years. The Company has the ability to repurchase an additional 6.9 million shares under the current Board authorization.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards received include:

•FedEx Express Core Carrier of the Year
•FedEx Express Platinum Award (99.96% On-Time Delivery)
•FedEx Ground 100% Service Award for recognition of 100% on-time service
•Lowe's - Carrier of the Year (West Outbound, One-Way)
•Quaker/Gatorade - Carrier of the Year (Central Region)
•United Sugars - National Dry Van Carrier of the Year
•Transplace - 2018 Carrier of the Year - National Truckload

During 2018, we were also recognized with the following safety, operational, diversity, community service, and environmental awards:

•BP Driving Safety Standards Award 2017
•Logistics Management Quest for Quality Award
•2020 Women on Boards Winning Company
•Wreaths Across America - 2017 Honor Fleet
•US EPA SmartWay Excellence Award 2017

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc.

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
OPERATING REVENUE	$147,003	$165,704	$610,803	$607,336

OPERATING EXPENSES:
Salaries, wages, and benefits	$53,178	$67,852	$227,872	236,872
Rent and purchased transportation	3,049	8,702	18,700	30,002
Fuel	25,196	30,650	110,536	104,381
Operations and maintenance	6,173	7,658	27,143	29,609
Operating taxes and licenses	4,351	4,770	16,390	16,615
Insurance and claims	4,365	5,511	17,227	18,850
Communications and utilities	1,234	2,157	6,086	5,781
Depreciation and amortization	25,028	29,372	100,519	103,690
Other operating expenses	4,423	5,992	21,506	24,666
Gain on disposal of property and equipment	(9,553)	(6,829)	(24,963)	(26,674)

	117,444	155,835	521,016	543,792

Operating income	29,559	9,869	89,787	63,544

Interest income	779	179	2,130	1,129

Interest expense	—	—	—	(175)

Income before income taxes	30,338	10,048	91,917	64,498

Federal and state income taxes	7,898	(28,556)	19,240	(10,675)

Net income	$22,440	$38,604	$72,677	$75,173

Earnings per share
Basic	$0.27	$0.46	$0.88	$0.90
Diluted	$0.27	$0.46	$0.88	$0.90

Weighted average shares outstanding
Basic	81,927	83,303	82,378	83,298
Diluted	81,954	83,335	82,410	83,336

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2018	2017
CURRENT ASSETS
Cash and cash equivalents	$161,448	$75,378
Trade receivables, net	48,955	64,293
Prepaid tires	9,378	10,989
Other current assets	12,551	13,782
Income tax receivable	170	6,393
Total current assets	232,502	170,835

PROPERTY AND EQUIPMENT	603,670	666,763
Less accumulated depreciation	200,550	223,901
	403,120	442,862
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	14,494	17,022
DEFERRED INCOME TAXES, NET	4,535	1,737
OTHER ASSETS	19,152	24,261
	$806,213	$789,127
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$10,552	$14,366
Compensation and benefits	22,558	26,752
Insurance accruals	22,130	21,368
Other accruals	9,449	12,835
Total current liabilities	64,689	75,321
LONG-TERM LIABILITIES
Income taxes payable	5,577	8,147
Deferred income taxes, net	71,041	65,488
Insurance accruals less current portion	48,934	65,526
Total long-term liabilities	125,552	139,161
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2018 and 2017; outstanding 81,930 and 83,303 in 2018 and 2017, respectively	$907	$907
Additional paid-in capital	3,454	3,518
Retained earnings	760,262	694,174
Treasury stock, at cost; 8,759 and 7,386 shares in 2018 and 2017, respectively	(148,651)	(123,954)
	615,972	574,645
	$806,213	$789,127

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$147,003	$165,704	$610,803	$607,336
Less: Fuel surcharge revenue (non-GAAP)	19,950	21,778	85,258	72,485
Operating revenue excluding fuel surcharge revenue	127,053	143,926	525,545	534,851

Operating expenses	117,444	$155,835	521,016	543,792
Less: Fuel surcharge revenue (non-GAAP)	19,950	21,778	85,258	72,485
Adjusted operating expenses	97,494	134,057	435,758	471,307

Operating income	$29,559	$9,869	$89,787	$63,544
Operating ratio	79.9%	94.0%	85.3%	89.5%
Adjusted operating ratio (non-GAAP)	76.7%	93.1%	82.9%	88.1%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.